Exhibit 3.248

OPERATING AGREEMENT

OF

UCP QUAIL RUN, LLC

A Delaware Limited Liability Company

This OPERATING AGREEMENT is made and entered into effective as of December 12, 2007, by West Valley Enterprises, LLC as the sole Member (the “Member”) of UCP Quail Run, LLC, a Delaware limited liability company (the “Company”) and the Company.

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1. Definitions. The following terms, as used herein, shall have the following respective meanings:

Section 1.2. “Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

Section 1.3. “Agreement” means this Operating Agreement, as it may be amended, restated or supplemented from time to time.

Section 1.4. “Certificate of Cancellation” shall have the meaning set forth in Section 8.4.

Section 1.5. “Certificate of Formation” means the certificate of formation of the Company, as amended or restated from time to time, filed in the Office of the Secretary of State of the State of Delaware in accordance with the Act.

Section 1.6. “Company” means UCP Quail Run, LLC.

Section 1.7. “Fiscal Year” shall have the meaning set forth in Section 7.1 hereof.

Section 1.8. “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or Instrumentality thereof, or any court or arbitrator (public or private).

Section 1.9. “Interest” means the ownership interest of the Member in the Company (which shall be considered personal property for all purposes), consisting of (i) the Member’s interest in capital profits, losses, credits, allocations and distributions, (ii) the Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Act and (iii) the Member’s other rights and privileges as herein provided.

Section 1.10. “Person” means and includes individuals, corporations, partnerships, trusts, associations, joint ventures, limited liability companies, estates and other entities, whether or not legal entities.

Section 1.11. “Tax” or “Taxes” mean all federal, state, local and foreign income, property and sales taxes and tariffs and all charges, fees, levies or other assessments whether federal, state, local or foreign based upon or measured by income, capital, net worth or gain and any other tax including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, FICA, FUTA, excise, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including all interest and penalties thereon, and additions to tax or additional amounts imposed or charged by any Governmental Body.

Section 1.12. “Tax Authority” means any Governmental Body responsible for the imposition of any Tax.

Section 1.13. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

Section 1.14. Unless the context otherwise requires, capitalized terms used in this Agreement but not herein defined shall have the meanings set forth in the Act.

Section 1.15. Rules of Construction : Unless the context otherwise requires, references to the plural shall include the singular and the singular shall include the plural, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provisions of this Agreement. Any use of the masculine, feminine or neuter herein shall be deemed to include a reference to each other gender.

ARTICLE II

FORMATION AND PURPOSE

Section 2.1. Name and Formation. The name of the Company shall be “UCP Quail Run, LLC” or such other name as the Member shall from time to time select. The Company is a limited liability company formed pursuant to the provisions of the Act.

Section 2.2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

Section 2.3. Principal Place of Business. The principal place of business of the Company shall be at such location that the Member determines from time to time.

Section 2.4. Registered Agent; Registered Office. The registered agent and the registered office for the Company in the State of Delaware shall be as set forth in the Certificate of Formation.

Section 2.5. Term. The term of the Company shall commence on the filing of the Certificate of Formation and shall continue until the Company is terminated upon the filing of a Certificate of Cancellation at the time specified in Section 8.1 and in accordance with Section 8.4 of this Agreement.

ARTICLE III

MANAGEMENT

Section 3.1. Management and Control. The management and control of the Company and of its business and the power to act for and bind the Company shall be vested exclusively in, and all matters and questions of policy and management shall be decided solely by the Member. The Member shall have all the rights and powers generally necessary or convenient in connection with the management and operation of the Company and of the business of the Company.

Section 3.2. Designation of Officers.

3.2.1. The Member may appoint by written resolution officers and agents of the Company to which the Member may delegate by written resolution whatever duties, responsibilities, and authority the Member may desire. Any officer or agent may be removed by the Member at any time by written resolution.

3.2.2. If an officer of the Company is appointed by the Member and given a title that is used by officers of a business corporation, the Member shall be deemed to have delegated to the officer the duties, responsibilities, and authority that would be expected to be exercised by an officer of a business corporation with the same title, unless the Member provides otherwise by written resolution.

ARTICLE IV

THE MEMBER

Section 4.1. Limitation of Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company or for the acts or omissions of any other member, officer, agent or employee of the Company, except to the extent provided in the Act. The failure of the Member to observe any formalities or requirements relating to the exercise of the powers of the Member or the management of the business and affairs of the Company under this Agreement or the Act shall not be grounds for imposing liability on the Member for liabilities of the Company.

Section 4.2. Exculpation. To the fullest extent permitted by applicable laws, the Member shall not be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for any act or omission performed or omitted by such Member (other than a willful misconduct involving self dealing) whether in his capacity as a Member or otherwise. To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities related thereto to the Company or to any other Member, such liabilities and duties are hereby deemed eliminated (other than liabilities arising out of a willful misconduct involving self dealing), and if elimination is not allowed by applicable laws, they shall be deemed limited to the fullest extent permitted by applicable laws.

Section 4.3. Compensation. The Member shall be entitled to reimbursement of expenses reasonably incurred on behalf of the Company. Such expenses shall include, without limitations, supplies and equipment, rentals, salaries to third persons, insurance, legal services, accounting services, fees or commissions paid to third parties, and similar costs and expenses. At the election of the Member, the Member may be entitled to compensation for management services rendered, in an amount to be determined from time to time by the Member.

Section 4.4. Assignability of Membership interests. The economic interest of the Member in the Company is assignable, in whole or in part, either voluntarily or by operation of law.

Section 4.5. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member only if a new operating agreement or an amendment and restatement of this Agreement is executed.

ARTICLE V

PROFITS AND LOSSES

Section 5.1. Allocations of Profit and Losses. The Company’s profits and losses shall be allocated 100% to the Member.

ARTICLE VI

DISTRIBUTIONS

Section 6.1. Cash Distribution. Cash distributions shall be distributed to the Member of the Company at the times and in the aggregate amounts determined by the Member from time to time.

Section 6.2. Distributions on Liquidation. If all or substantially all of the assets of the Company are sold in connection with a liquidation of the Company, or if the Company is otherwise liquidated, the assets of the Company shall be distributed in the following order and priority: (i) first to creditors, including the Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities; and (ii) then to the Member. Such distributions shall be in cash or property or partly in both, as determined by the Member.

Section 6.3. Distributions pursuant to Section 6.2 may be distributed to a trust established for the benefit of the Member for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any such trust shall be distributed to a Member from time to time in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Member pursuant to this Agreement.

Section 6.4. The Member, in distributing assets of the Company in accordance with this Section 6.4, shall have full power and authority to sell any or all of the assets of the Company or to distribute the same in kind to the Member. The fair market value of any assets to be distributed in kind shall be determined by the Member. Any assets distributed in kind shall be subject to all operating agreements or other agreements relating thereto, which shall survive the termination of the Company. Following the completion of the winding up of the affairs of the Company and the distribution of its assets, the Member shall file a Certificate of Cancellation pursuant to the provisions of the Act.

ARTICLE VII

FINANCIAL/TAX MATTERS

Section 7.1. Fiscal Year. The fiscal year of the Company shall end on December 31.

Section 7.2. Company Funds. Pending application or distribution, the funds of the Company shall be deposited in such bank accounts, or invested in such interest-bearing or non-interest-bearing investments, including without limitation, federally insured checking and savings accounts, certificates of deposit and time or demand-deposits in U.S. government agencies or government backed securities or mutual funds investing primarily in such securities, or such other investments as the Member deem appropriate.

Section 7.3. Tax Returns. To the extent the Company is required by the applicable federal, state, local, or foreign Tax law to file Tax Returns, the Member shall cause Tax Returns of the Company to be prepared and timely filed with the appropriate Tax Authorities and shall timely pay, out of Company funds, any tax owing by the Company.

Section 7.4. Elections. The Member may make any tax elections for the Company allowed under the U.S. Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction have taxing jurisdiction over the Company.

ARTICLE VIII

DISSOLUTION

Section 8.1. Dissolution. The Company shall be dissolved upon the first to occur of the following: (i) the sole Member determines to effect such dissolution, or (ii) the entry of an order of judicial dissolution under § 18-802 of the Act. The death (or dissolution in the case of a member that is not a natural person), retirement, insanity, resignation, or bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause a dissolution of the Company.

Section 8.2. No Other Dissolution. Except as provided in Section 8.1, this Agreement shall not be terminated.

Section 8.3. Liquidation. Upon dissolution, the Company shall cease carrying on any and all business other than the winding up of the Company business, but the Company is not terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed pursuant to the Act.

Section 8.4. Certificate of Cancellation. Following dissolution of the Company pursuant to this Article VIII, when all debts, liabilities and obligations of the Company have been paid, satisfied, comprised or otherwise discharged or adequate provisions have been made therefore, and all assets have been distributed to the Member, a Certificate of Cancellation shall be filed if required by the Act.

ARTICLE IX

INDEMNIFICATION

Section 9.1. Indemnification. The Company shall indemnify the Member and those authorized officers, agents, and employees of the Company identified in writing by the Member as entitled to be indemnified under this section for all costs, losses, liabilities and damages paid or accrued by the Member (as the member or as an officer, agent, or employee) or any such officer, agent or employee in connection with the business of the Company, except to the extent prohibited by the laws of the State of Delaware, In addition, the Company may advance costs of defense of any proceeding to the Member or any such officer, agent, or employee upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

ARTICLE X

GENERAL MATTERS

Section 10.1. Checks, Drafts, Evidence of Indebtedness. All checks, drafts, or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable to the Company shall be signed or endorsed in such manner and by such person or persons as shall be designated from time to time by the Member.

Section 10.2. Contracts and Instruments; How Executed. The Member, except as otherwise provided in this Agreement, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company, and this authority may be general or confined to specific instances; and unless so authorized or ratified by the Member or within the agency power of an officer, no officer, agent, or employee other than the President, the Chief Executive Officer or the Vice President shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

ARTICLE XI

RECORDS AND REPORTS

Section 11.1. Maintenance of Records. The accounting books and records, resolutions of the Member and all other information pertaining to the Company that is required to be made available to the Member under the Act shall be kept at such place or places designated by the Member or in the absence of such designation, at the principal place of business of the Company. The resolutions shall be kept in written form and the accounting books and records and other information shall be kept either in written form or in any other form capable of being converted into written form. The books of account and records of the Company shall be maintained in accordance with generally accepted accounting principles consistently applied during the term of the Company, wherein all transactions, matters and things relating to the business and properties of the Company shall be currently entered.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Governing Law. This Agreement shall be governed by and interpreted under the substantive laws of the State of Delaware.

Section 12.2. Entire Agreement. This Agreement represents the entire agreement in respect of its subject matter and supersedes all prior agreements, and shall, except as otherwise expressly provided to the contrary, benefit and bind the personal representatives and assigns of the Member.

Section 12.3. Headings. The descriptive headings herein are inserted for convenience only and do not constitute part of this Agreement.

Section 12.4. Notice. Notices to the Member shall be given in writing and personally served or sent by registered or certified mail, return receipt requested, to the Member’s last known address. All such notices shall be deemed received upon date of personal service or if mailed as provided herein, upon date of receipt; or, if delivery is refused or cannot be completed, then upon date of second attempted delivery.

Section 12.5. Amendment. This Agreement may be amended from time to time in writing by the Member.

IN WITNESS WHEREOF, and intending to be legally bound, the Member has executed this Operating Agreement as of the day and date first above written.

MEMBER:
WEST VALLEY ENTERPRISES, LLC

By:	/s/ James F. Mosier
James F. Mosier
Secretary